Sub-Item 77Q1(d): Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I.

Revised Schedule A to Rule 18f-3 Plan is incorporated herein by reference to Registrants
Post-Effective Amendment No. 24, filed on October
26, 2006.  Certificates of Designation for Initial
Class and Service Class Shares are set forth herein, as follows:



OLD MUTUAL ADVISOR FUNDS

CERTIFICATE OF CLASS DESIGNATION

INITIAL CLASS SHARES

1.  Class-Specific Distribution Arrangements; Other
Expenses.

	Initial Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fees or service fees.

2.  Voting Rights.

	Each Initial Class shareholder will have a vote equal to the economic value of their Initial
Class Shares held. Initial Class shareholders will be entitled to vote on issues relating to Initial
Class Rule 12b-1 expenses, (if any, including Rule
12b-1 plans), and on other matters submitted to shareholders in which the interests of the Initial
Class differ from the interests of any other class.

3.  Conversion Rights.

	Initial Class Shares do not have a conversion feature.



OLD MUTUAL ADVISOR FUNDS

CERTIFICATE OF CLASS DESIGNATION

SERVICE CLASS SHARES

1.  Class-Specific Distribution Arrangements; Other
Expenses.

	Sales Charges. Service Class Shares are sold without a sales charge.

         Service Fees. Service Class Shares are not subject to any service fees.

	Rule 12b-1 Fee. Service Class Shares may be subject to Rule 12b-1 fees as approved from time to time by the Trustees and set forth in the Trusts
Prospectus, relevant portions of which are incorporated herein by reference. All other terms and conditions with respect to Rule 12b-1 fees shall be governed by the Rule 12b-1 Plan adopted by the Trust with respect to such fees and Rule 12b-1 of the 1940 Act. The Rule 12b-1 fees will be paid to the Trusts distributor as compensation for services provided and expenses incurred in connection with the offering and sale of Service Class Shares of the Trust, which may include, without limitation, payment by the Trusts distributor of all or a portion of the Rule 12b-1 fees to financial intermediaries, plan fiduciaries and investment professionals (Service Providers) for providing services in connection with the offering and sale of Service Class Shares, interest and other financing costs, and such other distribution-related activities identified in Rule 12b-1, as it may be amended from time to time. The Trust, on behalf of the applicable Portfolio, will make monthly payments to the Trusts distributor under the Rule 12b-1 Plan based upon the average net asset value of Service
Class Shares.

2.  Voting Rights.

	Each Service Class shareholder will have a vote equal to the economic value of their Service
Class Shares held. Service Class shareholders will be entitled to vote on issues relating to Service
Class Rule 12b-1 expenses, (if any, including Rule
12b-1 plans), and on other matters submitted to shareholders in which the interests of the Service
Class differ from the interests of any other class.

3.  Conversion Rights.

	Service Class Shares do not have a conversion feature.